Exhibit 99

www.republicbancorp.com	Nasdaq: RBNC

FOR FURTHER INFORMATION:

Thomas F. Menacher	Kristine D. Brenner
Executive V.P., Treasurer & CFO	Director of Investor Relations
tmenacher@republicbancorp.com	kbrenner@republicbancorp.com
(989) 725-7337	(989) 725-7337

REPUBLIC BANCORP ANNOUNCES 12% INCREASE
IN COMMON STOCK CASH DIVIDEND AND A
NEW 2 MILLION SHARE STOCK REPURCHASE PROGRAM

ANN ARBOR, Michigan—July 17, 2003—Republic Bancorp Inc. (NASDAQ: RBNC), today announced that its Board of Directors declared a $.095 per share cash dividend to shareholders of record as of September 12, 2003 and payable October 6, 2003. This represents a 12% increase from the most recent cash dividend of $.085 per share that was paid on July 7, 2003.

The Board of Directors also approved a 2003 Stock Repurchase Program authorizing the repurchase of up to 2,000,000 shares of the Company’s outstanding common shares. The program will commence at the conclusion of the 2001 Stock Repurchase Program, which as of June 30, 2003, has 460,000 shares remaining for repurchase. Repurchases will be made from time to time as market and business conditions warrant, in the open market, negotiated, or block transactions, and will be funded from available working capital and cash flow from operations. Repurchased shares will be used for employee benefit plans, stock dividends and other general business purposes, including potential acquisitions.

“This marks the 11th year we have increased our cash dividend. Republic’s history of cash and stock dividends, and our stock repurchase programs, reflects our steadfast commitment to increasing shareholder value,” commented Dana M. Cluckey, President and Chief Executive Officer.

Republic Bancorp Inc., with $5.0 billion in assets, is the third largest bank holding company headquartered in Michigan and the 84th largest bank holding company in the country. Its subsidiary, Republic Bank, serves customers in Michigan, Ohio and Indiana with 96 retail, commercial and mortgage banking offices and 102 ATMs. The Company is the #1 Small Business Administration bank lender based in Michigan for the 9th consecutive year and one of the Midwest’s top ten retail mortgage lenders. Republic has been ranked three times on FORTUNE’S “100 Best Places to Work in America” and twice named to WorkingMother magazine’s list of “100 Best Companies for Working Mothers”.

Information about Republic Bancorp Inc.’s financial results and its products and services, including on-line mortgage applications and its Internet banking system, ExpressNet, can be accessed at www.republicbancorp.com.

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